T. Rowe Price Corporate Income Fund, Inc.

1) Consistent with the fund’s June 15, 2010 prospectus sticker, the operating policy for Convertible Securities and Warrants has been revised as follows (previous limit was 25%):

Operating policy The fund may invest up to 10% of total assets in preferred stocks and securities convertible into, or which carry warrants for, common stocks or other equities.

2) Consistent with the fund’s June 15, 2010 prospectus sticker, the operating policy for Foreign Securities has been revised as follows (previous limit was 25%):

Operating policy There is no limit on fund investments in U.S. dollar-denominated debt securities issued by foreign issuers, foreign branches of U.S. banks, and U.S. branches of foreign banks. The fund may also invest up to 10% of total assets (excluding reserves) in non-U.S. dollar-denominated foreign debt securities. Subject to the overall limit on fund investments in foreign securities, there is no limit on the amount of foreign investments that may be made in emerging markets.

3) Consistent with the fund’s June 15, 2010 prospectus sticker, a new operating policy establishing a combined limit for Mortgage-Backed Securities and Asset-Backed Securities has been added as follows (previous limit for mortgage-backed securities was 35% and there was no limit for asset-backed securities):

Operating policy Fund investments in mortgage- and asset-backed securities are limited to 5% of total assets.

4) Consistent with the fund’s June 15, 2010 prospectus sticker, the operating policy for High Yield, High-Risk Bonds has been revised as follows (previous limit was 33 1/3%):

Operating policy The fund may invest up to 15% of its net assets in below investment-grade securities or junk bonds.

5) Consistent with the fund’s June 15, 2010 prospectus sticker, the operating policy under Managing Foreign Currency has been revised as follows (previous limit was 25%):

Operating policy The fund will not commit more than 10% of total assets to any combination of the types of foreign currency instruments previously described.

6) The fund's ability to invest directly in TALF loans, or indirectly in TALF through the TALF private fund, has been removed from the fund's prospectus.